Contact: Edward F. Seserko President and CEO (412) 681-8400
For Immediate Release July 22, 2013

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2013

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the Bank), Pittsburgh, Pennsylvania, today announced earnings for the three and nine months ended June 30, 2013.  For the three months ended June 30, 2013, the Company reported net income of $349,000, or $0.29 diluted earnings per share, as compared to net income of $352,000, or $0.28 diluted earnings per share, for the three months ended June 30, 2012.  For the nine months ended June 30, 2013, the Company reported net income of $1,022,000, or $0.83 diluted earnings per share, as compared to net income of $1,131,000, or $0.90 diluted earnings per share, for the nine months ended June 30, 2012.  The decreases in net income were primarily attributable to an increase in non-interest expenses.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	June 30,	September 30,
	2013	2012

Total assets	$142,094	$138,489
Cash and investments	17,408	22,502
Loans receivable, net	121,222	112,440
Allowance for loan losses	(1,264)	(1,142)
Deposits	117,763	114,497
Total liabilities	119,856	116,103
Stockholders' equity	$22,238	$22,386

Nonaccrual loans	$912	$660
Repossessed assets	30	100
Total nonperforming assets	$942	$760

Allowance for loan losses to loans receivable, net	1.04%	1.02%
Nonperforming loans to net loans	0.75%	0.59%
Nonperforming assets to total assets	0.66%	0.55%
Book value per share	$17.56	$16.89
Number of common shares outstanding	1,266,686	1,325,397

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest income	$1,693	$1,723	$5,071	$5,204
Interest expense	275	323	880	993
Net interest income	1,418	1,400	4,191	4,211
Provision for loan losses	40	32	122	82

Net interest income after provision for loan losses	1,378	1,368	4,069	4,129
Noninterest income	26	20	79	60
Noninterest expense	852	819	2,577	2,365

Income before income taxes	552	569	1,571	1,824
Income tax expense	203	217	549	693

Net income	$349	$352	$1,022	$1,131